As filed with the Securities and Exchange Commission on September 12, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SAP SE

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Dietmar-Hopp-Allee 16

69190 Walldorf
Federal Republic of Germany
(Address of Principal Executive Offices) (Zip Code)

Ordinary Shares, Without Nominal Value
Represented by American Depositary Shares Evidenced by American Depositary Receipts
to be Issued Outside of a Plan Upon Settlement of Restricted Stock Units Granted
Under the WalkMe Ltd. 2021 Share Incentive Plan

(Full title of the plan)

Wendy Boufford
c/o SAP Labs LLC
3410 Hillview Avenue

Palo Alto, CA 94304

Telephone: 1-650-849-4000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Matthew Gemello Spencer Cohen Marsha Mogilevich Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025-1015 Telephone: (650) 614-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent to or given by SAP SE (the “Registrant”) to each recipient of an award registered under this Registration Statement on Form S-8 (“Registration Statement”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Registrant are incorporated by reference herein and shall be deemed to be part hereof:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on February 29, 2024;

(b)	All other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2023, including any reports on Form 6-K, including without limitation the Registrant’s reports on Form 6-K furnished to the Commission on January 25, 2024, February 12, 2024, February 22, 2024, March 8, 2024, April 24, 2024, June 11, 2024, and July 24, 2024; and

(c)	The description of the Registrant’s ordinary shares (“Ordinary Shares”) contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 3, 2001, and the American Depositary Shares set forth in the Registrant’s Registration Statement on Form 20-F, filed with the Commission on February 29, 2024, including in each case any amendments or reports filed for the purpose of updating such descriptions.

All documents filed with or furnished to the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including any Annual Report on Form 20-F, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed or furnished document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Ordinary Shares to be issued has been passed upon for the Registrant by Gabriel Harnier, General Counsel of SAP SE. Mr. Harnier is a full-time employee of the Registrant. Mr. Harnier currently beneficially owns less than 0.001% of the Registrant’s outstanding Ordinary Shares.

Item 6. Indemnification of Directors and Officers.

A Societas Europaea with registered seat in Germany may only indemnify members of its Executive Board or its Supervisory Board in limited circumstances. A Societas Europaea with registered seat in Germany may purchase directors’ and officers’ insurance. The Registrant maintains liability insurance for members of its Executive Board and members of its Supervisory Board in connection with their activities on the Registrant’s behalf, including against liabilities under the Securities Act and the Exchange Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed herewith:

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Articles of Incorporation (Satzung) of SAP SE, effective as of May 15, 2024 (English translation).					X

4.2	Amended and Restated Deposit Agreement dated as of November 25, 2009, by and among SAP SE, Deutsche Bank Trust Company Americas as Depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder (including form of American Depositary Receipt).	F-6 POS AM#1	333-152876	99(a)(2)	11/25/2009

4.3	Amendment No. 1 dated March 18, 2016 to the Amended and Restated Deposit Agreement, by and among SAP SE, Deutsche Bank Trust Company Americas as Depositary, and all owners and holders from time to time of American Depositary Receipts issued thereunder (including the form of American Depositary Receipt).	F-6 POSAM#2	333-188515	99(a)(2)	03/18/2016

5.1	Opinion of Gabriel Harnier of the Registrant’s Corporate Legal Department.					X

23.1	Consent of Gabriel Harnier of the Registrant’s Corporate Legal Department (included in Exhibit 5.1).					X

23.2	Consent of BDO AG Wirtschaftsprüfungsgesellschaft.					X

23.3	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft.					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.2	WalkMe Ltd. 2021 Share Incentive Plan.	WalkMe Ltd. Form F-1	333-256219	10.2	05/17/2021

99.3	Form of Walkme Ltd. Restricted Share Unit Conversion Notice and Agreement.					X

107	Filing Fee Table.					X

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walldorf, Federal Republic of Germany, on September 12, 2024.

SAP SE

/s/ Christian Klein
Christian Klein
Chief Executive Officer

/s/ Dominik Asam
Dominik Asam
Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christian Klein and Dominik Asam, and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all subsequent registration statements pursuant to Instruction E of Form S-8 under the Securities Act, and any and all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and to file such subsequent registration statements and such amendments with all exhibits thereto and other documents in connection therewith with the Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christian Klein	Chief Executive Officer and Member of the Executive Board	September 12, 2024
Christian Klein	(principal executive officer)

/s/ Dominik Asam	Chief Financial Officer and Member of the Executive Board	September 12, 2024
Dominik Asam	(principal financial and accounting officer)

/s/ Gina Vargiu-Breuer	Member of the Executive Board	September 12, 2024
Gina Vargiu-Breuer

/s/ Juergen Mueller	Member of the Executive Board	September 12, 2024
Dr. Juergen Mueller

/s/ Muhammad Alam	Member of the Executive Board	September 12, 2024
Muhammad Alam

/s/ Thomas Saueressig	Member of the Executive Board	September 12, 2024
Thomas Saueressig

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SAP SE, has signed this registration statement or amendment thereto in Palo Alto, California on September 12, 2024.

Authorized U.S. Representative Wendy Boufford

By:	/s/ Wendy Boufford
Name: Wendy Boufford
Title: Assistant General Counsel